                                                Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces First Quarter Fiscal 2025 Results

Net Sales decreased 2.1%, Organic Net Sales decreased 1.3%
GAAP EPS decreased $0.13, Adjusted EPS decreased $0.17, or flat at constant currency
Updates Full Year Outlook to reflect Foreign Currency Changes

Shelton, Conn - February 10, 2025 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its first fiscal quarter 2025 ended December 31, 2024.

Executive Summary
•Net sales were $478.4 million, a decrease of 2.1% compared to the prior year quarter.
•Organic net sales decreased 1.3% (Organic basis excludes the impact from currency movements.)
•GAAP Diluted Net (Loss) Earnings Per Share ("EPS") were $(0.04), compared to $0.09 in the prior year quarter.
•Adjusted EPS were $0.07, inclusive of a $0.17 unfavorable impact from currency movements, as compared to $0.24 in the prior year quarter.
•Ended the first quarter with $176 million in cash on hand, access to an additional $221 million revolving credit facility and a net debt leverage ratio of 3.8x.
•Returned $38 million to shareholders in the form of $30 million in share repurchases and $8 million of dividends in the first quarter.
•The Board of Directors declared a cash dividend of $0.15 per common share on February 6, 2025 for the first quarter.

The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are for the same period in the prior fiscal year unless otherwise stated.

“We started the fiscal year with solid first quarter results that were operationally as we expected. We saw continued top line growth across our international markets and further momentum in our Right to Win businesses, and we exceeded our gross margin expectations, driven by further productivity savings. This resulted in better than expected constant currency adjusted EBITDA and earnings per share. Our performance continues to demonstrate traction against our broader strategic priorities though the strengthening US dollar significantly impacted our top and bottom-line results for the quarter, and we expect further additional headwinds for the year. As we look ahead, we will focus on driving operational performance and executing in areas within our control. We continue to expect to deliver organic net sales, adjusted EBITDA and adjusted EPS within our previously provided range, and the latter despite these greater than anticipated foreign currency headwinds.”

Fiscal 1Q 2025 Operating Results (Unaudited)
Net sales were $478.4 million in the quarter, a decrease of 2.1%, including a $4.0 million unfavorable impact from currency movements. Organic net sales decreased 1.3%. Growth in international markets was 2.0%, driven by both price and volume gains, and seen across Wet Shave and Sun & Skin Care. Organic sales declined in North America by 3.9%, due to declines in Wet Shave and Feminine Care. Globally, by segment, growth in Sun and Skin care, led by double-digit increases in Wet One’s and Grooming, was offset by declines in Feminine Care and Wet Shave. In aggregate, organic net sales decreased as a result of slightly lower volumes and lower price, due to increased promotional levels.
Gross profit was $191.6 million, as compared to $197.7 million in the prior year quarter. Gross margin as a percent of net sales decreased 30-basis points, to 40.1% in the quarter, inclusive of approximately 140-basis points of negative foreign currency. Adjusted gross margin, as a percent of net sales, decreased 60-basis points, or increased 80-basis points at constant currency. Productivity savings of approximately 340-basis points were more than offset by increased promotional levels (net of pricing) of approximately 40-basis points, core inflation and lower volume absorption of approximately 200-basis points and unfavorable mix and other of approximately 20-basis points.

Advertising and sales promotion expense ("A&P") was $50.3 million, or 10.5% of net sales, an increase of $2.1 million, compared to $48.2 million, or 9.9%, of net sales in the prior year quarter.

Selling, general and administrative expense ("SG&A") was $102.9 million, or 21.5% of net sales, as compared to $103.3 million, or 21.1% of net sales in the prior year quarter. Adjusted SG&A was 21.2% of net sales, an increase of 20-basis points, primarily driven by higher people and consulting expenses and the impact of lower net sales, partially offset by lower incentive compensation expense, lower bad debt and favorable currency impacts.
The Company recorded pre-tax restructuring and re-positioning expenses and costs in support of cost efficiency and effectiveness programs of $4.2 million in the quarter and acquisition and integration costs related to the Billie acquisition of $0.5 million.
Operating income, was $20.3 million, or 4.2% of net sales, inclusive of a $7.8 million unfavorable currency movement, compared to $26.1 million in the prior year quarter. Adjusted operating income was $27.0 million, or 5.6% of net sales, compared to $35.7 million, or 7.3% of net sales in the prior year quarter.
Interest expense associated with debt was $18.8 million, compared to $19.8 million in the prior year quarter. The decrease in interest expense was the result of a lower overall debt balance on the Company’s revolving credit facility.
Other expense, net was $3.2 million compared to $0.3 million in the prior year quarter. Currency hedge and remeasurements losses were $2.0 million in the current quarter, compared to gains of $1.3 million in the prior year quarter.
The effective tax rate for the first three months of fiscal 2025 was (21.7)% compared to 20.1% in the prior year period. The fiscal 2025 effective tax rate reflects the impact of net unfavorable discrete items on a pretax (loss) and the unfavorable mix of earnings in higher tax rate jurisdictions. The adjusted effective tax rate for the first three months of fiscal 2025 was 43.6%, up from the prior year period adjusted effective tax rate of 22.8%.
GAAP net (loss) earnings were a loss of $2.1 million or $0.04 per diluted share compared to earnings of $4.8 million or $0.09 per diluted share in the prior year quarter. Adjusted net earnings were $3.3 million or $0.07 per share, inclusive of a $0.17 unfavorable currency impact, compared to $12.0 million or $0.24 per share in the prior year quarter. Adjusted EBITDA was $45.9 million, inclusive of a $11.2 million unfavorable currency impact, compared to $57.2 million in the prior year quarter.
Net cash used for operating activities was $115.6 million for the three months ending December 31, 2024, compared to $72.9 million in the prior year period. The increase in cash used for operating activities was largely driven by changes in net working capital and lower earnings.

Capital Allocation
On February 6, 2025, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the first fiscal quarter of fiscal 2025. The dividend will be payable on April 9, 2025 to shareholders of record as the close of business on March 5, 2025. During the first quarter of fiscal 2025, the Company paid dividends totaling $7.9 million to stockholders and completed share repurchases of approximately 0.8 million shares at a total cost of $30.3 million. As of December 31, 2024, the Company had 2.2 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.
Fiscal 1Q 2025 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales a decrease $7.2 million, or 2.4%. Organic net sales decreased $4.0 million or 1.3%, as growth in international markets, driven by both higher volumes and price, was more than offset by volume declines in Shave Preps and Women’s Systems in North America. Wet Shave segment profit decreased $7.1 million, or 13.2%. Organic segment profit, excluding the unfavorable impact from currency decreased $0.2 million, or 0.4%, as higher gross margins were primarily offset by higher marketing and SG&A expenses.
Sun and Skin Care (Sun Care, Wet Ones, Bulldog, Jack Black and Cremo)
Net sales increased $5.2 million, or 4.5%. Organic net sales increased $5.9 million, or 5.1%, driven by strong performance in Grooming, led by Cremo and Billie, as well as Wet One’s, partly offset by declines in North America Sun Care. Organic segment profit decreased $2.1 million, or 161.5%, with minimal currency impact, driven by lower gross margin and higher SG&A expenses.
Feminine Care (Tampons, Pads, and Liners)
Net sales decreased $8.5 million, or 11.8% with minimal currency impact, largely driven by a decline in Pads and to a lesser extent, Tampons, partly offset by growth in Liners. Segment profit decreased $4.1 million, or 56.1%. Organic segment profit decreased $3.9 million, or 53.4%, primarily driven by lower sales and gross profit and was partially offset lower SG&A expenses.

Full Fiscal Year 2025 Financial Outlook
The Company is providing the following outlook assumptions for fiscal 2025*:

•Organic net sales are expected to be in the range of 1% to 3%
◦Currency is now expected to negatively impact reported net sales by 160-basis points (previously, 70-basis points positive)
•GAAP EPS is now expected to be in the range of $2.54 to $2.74 (previously in the range of $2.59 to $2.79)
◦Includes: Restructuring and re-positioning charges**, Sun Care reformulation, Other costs.
•Adjusted EPS is now expected to be towards the lower end of the range of $3.15 to $3.35, reflecting increased      anticipated negative foreign currency changes
◦Includes an estimated $0.36 per share unfavorable impact from foreign currency changes (previously $0.18 per share unfavorable impact)
◦Adjusted gross margin is expected to increase approximately 55-basis points (previous 75-basis points), or 90-basis points (unchanged) at constant currency
◦Adjusted operating margin is expected to increase approximately 10 basis points (previously increase 40-basis points), or increase 50-basis points at constant currency
◦The EPS outlook reflects the impact of expected share repurchases of approximately $90 million
◦Expect approximately 70% (previously two-thirds) of adjusted net earnings to be generated in the 2nd half of the fiscal year.
•Adjusted EBITDA is expected to be towards the lower end of in the range of $356 to $368 million
◦Includes an estimated $23 million unfavorable (previously $11 million unfavorable) impact from foreign currency changes
•Other Expense (Income), net is now expected to be income of approximately $1 million (previously expense of $7 million), inclusive of interest income of $3 million
•Interest expense associated with debt is now expected to be approximately $74 million (previously $73 million)
•Adjusted effective tax rate is expected to be approximately 22%
•Total depreciation and amortization expense expected to be approximately $89 million
•Capital expenditures expected to be approximately 2.5% to 3.0% of net sales
•Free cash flow is expected to be approximately $185 million

* This outlook does not reflect potential impact from U.S. or retaliatory tariffs given their rapidly evolving nature.

** In fiscal 2025, the Company is taking specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency through restructuring and repositioning actions, including the organizational and operational changes in Mexico. As a result of these actions, the Company expects to incur pre-tax charges of approximately $29 million for the full fiscal year.
Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a re-play will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,700 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 14, 2024.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items which are considered by the Company as unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2025 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions.

◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes, net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities’ transactions not denominated in local currency.
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency and the impact of acquisitions.
◦Segment profit will be impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•Free cash flow is defined as net cash from operating activities, less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt is defined as Gross debt less cash. Net debt leverage ratio is defined as net debt less cash divided by trailing twelve month adjusted EBITDA.

Basis of Presentation. Please refer to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 14, 2024, as amended by the Company on November 21, 2024.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended December 31,
	2024	2023
Net sales	$478.4	$488.9
Cost of products sold	286.8	291.2
Gross profit	191.6	197.7

Selling, general and administrative expense	102.9	103.3
Advertising and sales promotion expense	50.3	48.2
Research and development expense	13.9	13.3
Restructuring charges	4.2	6.8
Operating income	20.3	26.1
Interest expense associated with debt	18.8	19.8
Other expense, net	3.2	0.3
(Loss) earnings before income taxes	(1.7)	6.0
Income tax provision	0.4	1.2
Net (loss) earnings	$(2.1)	$4.8

(Loss) earnings per share:
Basic net (loss) earnings per share	$(0.04)	$0.10
Diluted net (loss) earnings per share	$(0.04)	$0.09

Weighted-average shares outstanding:
Basic	48.7	50.1
Diluted	48.7	50.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31, 2024	September 30, 2024
Assets
Current assets
Cash and cash equivalents	$175.5	$209.1
Trade receivables, less allowance for doubtful accounts	120.5	109.4
Inventories	501.6	477.3
Other current assets	147.6	140.2
Total current assets	945.2	936.0
Property, plant and equipment, net	342.7	349.1
Goodwill	1,328.7	1,338.6
Other intangible assets, net	934.3	948.5
Other assets	151.5	158.7
Total assets	$3,702.4	$3,730.9

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	$27.2	$24.5
Accounts payable	203.8	219.3
Other current liabilities	228.0	319.8
Total current liabilities	459.0	563.6
Long-term debt	1,440.6	1,275.0
Deferred income tax liabilities	132.6	133.2
Other liabilities	169.2	175.0
Total liabilities	2,201.4	2,146.8
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,561.8	1,586.0
Retained earnings	1,080.9	1,090.1
Common shares in treasury at cost	(944.7)	(937.9)
Accumulated other comprehensive loss	(197.7)	(154.8)
Total shareholders' equity	1,501.0	1,584.1
Total liabilities and shareholders' equity	$3,702.4	$3,730.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended December 31,
	2024	2023
Cash Flow from Operating Activities
Net (loss) earnings	$(2.1)	$4.8
Depreciation and amortization	21.7	22.5
Share-based compensation expense	6.1	7.0
Loss on sale of assets	1.4	0.1
Deferred compensation payments	(0.2)	(0.4)
Deferred income taxes	0.2	(0.2)
Other, net	2.3	(0.6)
Changes in current assets and liabilities used in operations	(145.0)	(106.1)
Net cash used for operating activities	$(115.6)	$(72.9)

Cash Flow from Investing Activities
Capital expenditures	$(16.8)	$(6.5)
Collection of deferred purchase price on accounts receivable sold	1.1	—
Other, net	—	0.5
Net cash used for investing activities	$(15.7)	$(6.0)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	$369.0	$216.0
Cash payments on debt with original maturities greater than 90 days	(204.0)	(125.0)
Proceeds from debt with original maturities of 90 days or less	3.7	4.1
Repurchase of shares	(30.3)	(15.0)
Dividends to common shareholders	(7.9)	(7.6)
Net financing (outflow) inflow from the Accounts Receivable Facility	(13.3)	4.8
Employee shares withheld for taxes	(7.3)	(7.0)
Other, net	—	(0.5)
Net cash provided by financing activities	$109.9	$69.8

Effect of exchange rate changes on cash	(12.2)	6.9

Net decrease in cash and cash equivalents	(33.6)	(2.2)
Cash and cash equivalents, beginning of period	209.1	216.4
Cash and cash equivalents, end of period	$175.5	$214.2

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, items which are considered by the Company to be unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
Segment net sales and profitability are presented below:

	Three Months Ended December 31,
	2024	2023
Net Sales
Wet Shave	$294.5	$301.7
Sun and Skin Care	120.6	115.4
Feminine Care	63.3	71.8
Total net sales	$478.4	$488.9

Segment Profit
Wet Shave	$46.6	$53.7
Sun and Skin Care	(3.4)	(1.3)
Feminine Care	3.2	7.3
Total segment profit	46.4	59.7
General corporate and other expenses	(11.6)	(16.2)
Amortization of intangibles	(7.8)	(7.8)
Interest and other expense, net	(21.1)	(20.1)
Restructuring and repositioning expenses	(4.2)	(6.8)
Acquisition and integration costs	(0.5)	(0.7)
Sun Care reformulation costs	(1.0)	(0.5)
Wet Ones manufacturing plant fire	—	(1.5)
Gain on investment	0.9	—
Other project and related costs	(2.8)	(0.1)
Total (loss) earnings before income taxes	$(1.7)	$6.0
Refer to Note 2 - GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to (loss) earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

	Three Months Ended December 31, 2024
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net (Loss) Earnings	Diluted EPS
GAAP — Reported	$191.6	$102.9	$20.3	$(1.7)	$0.4	$(2.1)	$(0.04)
Restructuring and repositioning expenses	—	—	4.2	4.2	1.0	3.2	0.07
Acquisition and integration costs	—	0.5	0.5	0.5	0.1	0.4	0.01
Sun Care reformulation costs	—	—	1.0	1.0	0.3	0.7	0.01
Gain on investment	—	—	—	(0.9)	—	(0.9)	(0.02)
Other project and related costs	—	1.0	1.0	2.8	0.8	2.0	0.04
Total Adjusted Non-GAAP	$191.6	$101.4	$27.0	$5.9	$2.6	$3.3	$0.07

				Adjusted Non-GAAP Constant Currency			$0.24

GAAP as a percent of net sales	40.1%	21.5%	4.2%	GAAP effective tax rate		(21.7)%
Adjusted as a percent of net sales	40.1%	21.2%	5.6%	Adjusted effective tax rate		43.6%
Adjusted Constant Currency as a percent of net sales	41.5%		7.2%

	Three Months Ended December 31, 2023
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$197.7	$103.3	$26.1	$6.0	$1.2	$4.8	$0.09
Restructuring and repositioning expenses	—	—	6.8	6.8	1.7	5.1	0.11
Acquisition and integration costs	—	0.7	0.7	0.7	0.2	0.5	0.01
Sun Care reformulation costs	—	—	0.5	0.5	0.1	0.4	0.01
Wet Ones manufacturing plant fire	1.5	—	1.5	1.5	0.4	1.1	0.02
Other project and related costs	—	0.1	0.1	0.1	—	0.1	—
Total Adjusted Non-GAAP	$199.2	$102.5	$35.7	$15.6	$3.6	$12.0	$0.24

GAAP as a percent of net sales	40.4%	21.1%	5.3%	GAAP effective tax rate		20.1%
Adjusted as a percent of net sales	40.7%	21.0%	7.3%	Adjusted effective tax rate		22.8%
(1) EBIT is defined as Earnings before Income taxes.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The following tables present changes in net sales and segment profit for the three months ended December 31, 2024, as compared to the corresponding period in the prior year quarter.

Net Sales
Quarter ended December 31, 2024
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q1 2024	$301.7		$115.4		$71.8		$488.9
Organic	(4.0)	(1.3)%	5.9	5.1%	(8.4)	(11.7)%	(6.5)	(1.3)%
Impact of currency	(3.2)	(1.1)%	(0.7)	(0.6)%	(0.1)	(0.1)%	(4.0)	(0.8)%
Net Sales - Q1 2025	$294.5	(2.4)%	$120.6	4.5%	$63.3	(11.8)%	$478.4	(2.1)%

Segment Profit
Quarter Ended December 31, 2024

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit (Loss) - Q1 2024	$53.7		$(1.3)		$7.3		$59.7
Organic	(0.2)	(0.4)%	(1.4)	107.7%	(3.9)	(53.4)%	(5.5)	(9.2)%
Impact of currency	(6.9)	(12.8)%	(0.7)	53.8%	(0.2)	(2.7)%	(7.8)	(13.1)%
Segment Profit (Loss) - Q1 2025	$46.6	(13.2)%	$(3.4)	161.5%	$3.2	(56.1)%	$46.4	(22.3)%

For all tables, the impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - Net Debt and EBITDA
The Company reports financial results on a GAAP and adjusted basis. The tables below are used to reconcile Net Debt and Net (loss) earnings to EBITDA and Adjusted EBITDA, which are non-GAAP measures, to improve comparability of results between periods.

	December 31, 2024	September 30, 2024
Notes payable	$27.2	$24.5
Long-term debt	1,440.6	1,275.0
Gross debt	$1,467.8	$1,299.5
Less: Cash and cash equivalents	175.5	209.1
Net debt	$1,292.3	$1,090.4

	Three Months Ended December 31,
	2024	2023
Net (loss) earnings	$(2.1)	$4.8
Income tax provision	0.4	1.2
Interest expense, net	18.3	19.1
Depreciation and amortization	21.7	22.5
EBITDA	$38.3	$47.6

Restructuring and repositioning expenses	4.2	6.8
Acquisition and integration costs	0.5	0.7
Sun Care reformulation costs	1.0	0.5
Wet Ones manufacturing plant fire	—	1.5
Gain on investment	(0.9)	—
Other project and related costs	2.8	0.1
Adjusted EBITDA	$45.9	$57.2

Adjusted EBITDA Constant Currency	$57.1

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2025 results:

Adjusted EPS Outlook
Fiscal 2025 GAAP EPS	approx.	$2.54 - $2.74

Restructuring and repositioning costs	approx.	0.61
Sun Care reformulation costs	approx.	0.11
Other costs	approx.	0.11
Income taxes(1)	approx.	(0.22)

Fiscal 2025 Adjusted EPS Outlook (Non-GAAP)	approx.	$3.15 - $3.35
(1)Income tax effect of the adjustments to Fiscal 2025 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2025 GAAP Net Income	approx.	$123 - $133
Income tax provision	approx.	34
Interest expense, net	approx.	71
Depreciation and amortization	approx.	89
EBITDA	approx.	$316 - $328

Restructuring and repositioning costs	approx.	29
Sun Care reformulation costs	approx.	5
Other costs	approx.	6
Fiscal 2025 Adjusted EBITDA	approx.	$356 - $368